Exhibit 10.100
EXECUTION COPY

LICENSE AGREEMENT
DRUG REPOSITIONING BUSINESS

This LICENSE AGREEMENT (the “Agreement”) is entered into and effective as of December 14, 2007 (the “Effective Date”), by and between Gene Logic Inc. (“Licensee”), a Delaware corporation, with a principal address at 50 West Watkins Mill Road

Gaithersburg, MD 20878, and Ocimum Biosolutions, Inc. (“Purchaser”), a Delaware corporation with a principal address at 50 West Watkins Mill Road

Gaithersburg, MD 20878 (each a “Party” and collectively, the “Parties” to this Agreement).

WHEREAS, contemporaneously herewith, Licensee and Purchaser have consummated the transactions set forth in that certain Asset Purchase Agreement, dated October 14, 2007, by and among Licensee, Purchaser and Ocimum Biosolutions (India) Limited, a company incorporated under the Company Act, 1956, of the Republic of India (“Ocimum India”), as amended by that certain letter agreement made by and among Licensee, Purchaser and Ocimum India dated December 12, 2007 (the “Purchase Agreement”) whereby Purchaser has acquired from Licensee certain assets, technologies and other property used in the Business (as defined in the Purchase Agreement); and

WHEREAS, as part of the aforementioned transaction, Purchaser has agreed to grant a license to Licensee to certain of the acquired intellectual property and technology for certain defined purposes on the terms set forth below.

NOW, THEREFORE, in consideration of the undertakings of the Parties in the Purchase Agreement, and the mutual covenants and promises of the Parties set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows, intending to be legally bound:

DEFINITIONS.  In addition to any other terms defined elsewhere in this Agreement, the following terms, for purposes of this Agreement, shall have the following meanings:

“Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, and their respective successors and assigns.  For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits or interests of a partnership or other business organization without voting securities.

“Business” shall have the meaning ascribed to it in the Purchase Agreement.

“Closing” shall mean the effective date of the closing by the Parties on the transactions contemplated in the Purchase Agreement.

“Collaborator” means any third party (a) with whom Licensee or a Licensee Affiliate has a research, development or commercialization agreement, or (b) who is a customer of Licensee or a Licensee Affiliate or a party described in (a) above in connection with a project or task where such party and Licensee or a Licensee Affiliate are collaborating within the Drug Repositioning Business, and their respective successors and assigns.

“Improvements” shall mean improvements, enhancements, and modifications to an invention, technology, trade secret, or know-how.

“Information Assets” shall have the meaning ascribed to it in the Purchase Agreement, including the raw data and Know-How related thereto, and any fixes, enhancements, updates, upgrades, new versions and new releases thereof existing as of Closing or otherwise acquired from or provided by Purchaser after Closing, as well as all existing documentation therefor, but excluding any third party proprietary data, third party proprietary Know-How and third party proprietary software for which Purchaser would have a contractual obligation to obtain consents for granting the license contemplated by this Agreement, if such consent has not been granted or the right to consent waived by the third party.

“Intellectual Property Rights” shall mean all rights and entitlements recognized, vested, granted, available, or existing anywhere in the world, whether through formal registration or application or otherwise, to inventions, discoveries, improvements, technologies, works of authorship, mask works, information, and designs, including without limitation, patent rights, copyrights, trade secret rights, trademark rights, database rights, industrial property rights, moral rights, and registered design rights, including the Licensed Patent Rights.

“Know-How” shall mean know-how, information, knowledge, SOPs (standard operating procedures), experience, procedures, processes, methods, protocols, techniques, and technical and scientific information relating to the Business that is sold, transferred or conveyed by Licensee to Purchaser pursuant to the transactions contemplated in the Purchase Agreement, whether owned prior to Closing by Licensee or a Licensee Affiliate or licensed or acquired by any of them from a third party, which is used or useful in connection with the Retained Businesses, including without limitation procedures and know-how for tissue and blood storage, RNA isolation, RNA QC, target preparation and GeneChip® processing,  published materials, and Intellectual Property Rights that are not Registered IP and are included in the Acquired Assets.

“Licensed Patents Rights” shall mean all rights under any disclosures, patents and patent applications assigned, transferred or conveyed to Purchaser under the Purchase Agreement, as set forth on Appendix One hereto, and all patents resulting from such disclosures, applications, and reissuances, reexaminations, divisionals, continuations and foreign counterparts of any of the foregoing.

“Licensed Technology” shall mean the Information Assets, the Know-How, and the Intellectual Property Rights in or to any of the foregoing.

“Person” shall mean an individual, corporation, company, partnership, association, trust, or any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).

“Retained Businesses” shall mean each of the Drug Repositioning Business and the Shared Services Division, as each is defined in the Purchase Agreement, as such Retained Businesses are now or hereafter conducted.

LICENSES.

Grant.  Subject to the terms and conditions of this Agreement, Purchaser hereby grants to Licensee, and Licensee accepts, the (A) exclusive right and license to use the Licensed Technology and the Licensed Patent Rights in the Retained Businesses, including as needed the right to reproduce, create Improvements and derivative works (the “Exclusive License”), and (B) non-exclusive right and license to use the Licensed Technology and the Licensed Patent Rights in all fields of use outside of the Retained Businesses, including as needed the right to reproduce, create Improvements and derivative works, subject to any restrictions imposed by any non-compete agreement between the Parties entered into in connection with the Purchase Agreement (the “Non-Exclusive License”), in each of (A) and (B) above directly or through Licensee Affiliates, contractors working for the account of Licensee or a Licensee Affiliate, and Collaborators.

The grant of the Exclusive License entails that, as long as this Agreement is in effect, Purchaser and Purchaser Affiliates and any of their respective successors and assigns shall not, directly or through others, sell, license, lease, lend, provide, disclose, use or permit use of (whether directly or through a service bureau or subscription arrangement) any part of the Licensed Technology or the Licensed Patent Rights to or by any Person who will use or license them for a business that competes with any aspect of the Drug Repositioning Business.

The licenses are fully paid up, royalty-free, and worldwide. The licenses are transferable as set forth in Section 9.2 of this Agreement.

The Exclusive License and the Non-Exclusive License are sublicensable as set forth in the next sentence.  Licensee may sublicense the licensed rights granted in this Agreement above to a Licensee Affiliate, to Collaborators for use in the collaboration with Licensee or a Licensee Affiliate, to a third party to which an activity in the regular course of business in connection with the Retained Businesses has been outsourced, and to contractors to the extent working with any of the foregoing for the activities described above.  Each sublicense shall expressly disclaim any warranty, damages, or liability that may apply to Purchaser as the owner of the Licensed Technology and Licensed Patent Rights.

The licenses granted in Section 2.1 are subject to and restricted by any limitations imposed by law or contract on the Licensed Technology as it was transferred by Licensee to Purchaser as of Closing, whether or not those limitations were fully disclosed on the Purchase Agreement.

With respect to any issued patents that are now or in the future encompassed in the definition of Licensed Patent Rights, the license for  each such patent shall expire on the earlier of the expiration of the patent or the invalidation or cancellation by final order of all claims in the patent.  The remaining aspects of the licenses granted in this Agreement with respect to all other Licensed Technology and Licensed Patent Rights shall remain in effect perpetually until or unless this Agreement is terminated pursuant to its terms.

The license granted in Section 2.1 above does not require the physical delivery of any materials, information, data, Know-How or technology to Licensee.  Licensee has the right to retain and use in connection with the exercise of the rights granted herein a copy of the embodiments of the Licensed Technology and the Licensed Patent Rights that are in its possession or under its control at Closing.

THE LICENSES GRANTED IN SECTION 2.1 ARE GRANTED ON AN AS IS BASIS, AND PURCHASER MAKES NO WARRANTY, EXPRESS, IMPLIED OR STATUTORY IN THIS AGREEMENT WITH RESPECT THERETO AND MAKES NO REPRESENTATION WITH RESPECT TO THE VALIDITY OR ENFORCEABILITY OF THE LICENSED PATENT RIGHTS WHETHER ANY PATENT WILL ISSUE, OR WHETHER ANY OF THE LICENSED PROPERTY INFRINGES THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

Covenant not to Sue.  Purchaser hereby covenants to Licensee that it will not, directly or through others, assert against Licensee or Licensee Affiliates and their respective successors and assigns permitted by this Agreement (collectively the “Licensee Parties”), any Intellectual Property Rights of Purchaser or Purchaser Affiliates licensed under this Agreement (including rights to inventions conceived or first reduced to practice as of the Closing, whether or not applications have been filed with respect thereto) which are necessary for any of the Licensee Parties to reduce to practice, use, modify, license, make or have made, export, sell, offer for sale, market, distribute or create derivative works of the Licensed Technology or products and services that practice, employ or include any of the Licensed Technology, solely in connection with the Retained Businesses and the terms of this Agreement.

Reservation of Rights.  No rights or licenses are granted or deemed granted hereunder other than those rights or licenses expressly granted by this Agreement.

Improvements.  Each Party shall own, in accordance with applicable intellectual property law, all Intellectual Property Rights and Improvements it develops from and after the Closing with respect to the Licensed Technology or the Licensed Patent Rights and shall have no obligation to license or make them available to the other party.  In the event Licensee develops improvements to the inventions disclosed in issued patents that are part of the Licensed Patent Rights, and obtains a patent therefor, it shall grant to Purchaser a non-exclusive, fully-paid up royalty-free license to use such patent improvements in the conduct of the Business on an AS IS basis.

Software Corrections and Enhancements. Purchaser shall provide to Licensee, for use only within the scope of the license granted in this Section 2, any fixes, updates and minor upgrades to the licensed software (and related documentation) that is included in the Licensed Technology that Purchaser or a Purchaser Affiliate develops or has developed on its behalf and makes available to others within two years from the Closing. Purchaser shall offer to Licensee a license for enhancements and new releases of the software licensed as part of the Licensed Technology that is created after the Closing, under substantially the same terms and conditions as offered by Purchaser to other customers.

OTHER ACTIONS.

Further Assurances.  Each Party covenants that at the request and cost of the other Party it will at all times hereafter do all such acts and execute all such documents as may be reasonably necessary or desirable to secure the vesting in the other Party of the rights granted under this Agreement.

Recordation.  The Parties agree that, to the extent required by law in a country or otherwise desirable, they shall enter into formal licence agreements or registered user agreements in such forms as may be reasonably required for the purposes of recordation of this Agreement or the licenses granted herein in the patent office, intellectual property ministry, customs authority or other agencies in such country, which licences and agreements shall be recorded by and at the expense of the Party requesting the recordation.

FEES.

No Fees.  The licenses are fully paid and royalty free.

Taxes.  To the extent that the licenses granted herein to Licensee directly give rise to any United States sales, transfer or use taxes, Licensee agrees to pay such taxes, and Purchaser shall send a timely invoice to Licensee for any such taxes.

INTELLECTUAL PROPERTY.

Ownership.  Licensee agrees that from and after the Closing, as between Licensee and Purchaser, Purchaser owns the Licensed Technology and Licensed Patent Rights and may exploit them in any manner it deems appropriate subject only to any express restrictions set forth in the Purchase Agreement and the licenses granted hereunder, and that Licensee and Licensee Affiliates have no right or title thereto other than for the rights granted pursuant to this Agreement.

Protection.  Each Party shall have the sole and exclusive right to determine, in its discretion, if and how to protect the Intellectual Property Rights in technology and Intellectual Property Rights it owns.

Right to Bring Claims.

Except as noted below, Purchaser shall solely determine whether to bring claims, actions, demands and suits against third parties with respect to any infringement or violation, actual or apparent, by the third party of any aspect of the Licensed Technology or Licensed Patent Rights.

 In the event Licensee identifies a suspected infringement or misappropriation of the Licensed Technology or Licensed Patent Rights within the Drug Repositioning Business (which is the subject of the Exclusive License), Licensee will notify Purchaser in the event Licensee wishes to bring a claim against the third party.  Licensee and Purchaser will reasonably consult with respect to the alleged infringement or misappropriation and Purchaser shall have the first right to bring the claim, and shall consult with Licensee with respect thereto on an on-going basis with the goal that any settlement or resolution shall seek to prevent the encroachment on Licensee’s Exclusive License. In the event Purchaser determines not to bring the claim, Purchaser hereby grants to Licensee a non-exclusive right to bring such claims within the field of the Exclusive License only, at the expense of Licensee and in continued consultation with Purchaser. Purchaser will act promptly in notifying Licensee whether or not it wishes to bring the claim, and if it is an indispensable party, it shall agree to become a party in the claim at Licensee’s expense and with Licensee’s counsel.

In addition, Licensee shall have the right to take all necessary actions to defend itself and its Affiliates and counterclaim in the event it is the subject of any claims by a third party that any rights licensed hereunder infringe or misappropriate the Intellectual Property Rights of a third party.

Information and Assistance.  The parties shall make reasonable efforts to assist each other in the event of a third party claim or demand alleging that rights licensed to Licensee  by the Purchaser under this Agreement infringe the Intellectual Property Rights of a third party.

Maintenance.  Purchaser shall have the sole right, but not the obligation, at its expense to file, prosecute, receive grants under and maintain the Licensed Patent Rights.

Markings.  Licensee, for itself and Licensee Affiliates, agrees to make a reasonable effort to observe the requirements of Purchaser of which it is notified in writing during the term of this Agreement with respect to any marking required on products under the Licensed Patent Rights.  A non-compliance with this Section shall not give rise to termination for breach of this Agreement.

Use of Name or Trademarks.  Without the prior express written consent of the other Party, no right, express or implied, is granted by this Agreement to one Party to use in any manner the name or any other trade name, trademark, brand name, or service mark of the other Party in connection with its performance of its rights and obligations under this Agreement, except (i) as authorized by the Transition Services Agreement, and (ii) in connection with required markings, uses necessary in order to make legal disclosures, and for objective and brief references to the relationship of the Parties as set forth in this Agreement and the Purchase Agreement.

TERM AND TERMINATION.

Term.  Unless terminated earlier in accordance with the following provisions of this Section and subject to Section 2.1.5, this Agreement shall commence on the Effective Date and shall continue in effect indefinitely.

Termination.  Licensee may, in its discretion, terminate this Agreement or its license to use any individual item of Licensed Technology or Licensed Patent Rights.  In the event Licensee materially breaches (and fails to cure or to achieve substantial cure within 90 days of receipt of written notice from Purchaser) the terms of the license granted to it by Purchaser under this Agreement, Purchaser may terminate the license to the item of Licensed Technology or Intellectual Property Right that gave rise or caused the breach and the remaining licenses to the Licensed Technology and Licensed Patent Rights and other provisions of this Agreement shall remain in effect.  Notwithstanding any termination of this Agreement, Section 2.2 shall remain in effect and survive termination with respect to any and all activities of the Licensee Parties through the termination date.

Effect of Termination. Termination shall be without prejudice to the rights, remedies, obligations, and liabilities which may have accrued on or at any time up to the date of termination, including any rights granted or agreed to be granted by Licensee or a Licensee Affiliate to third parties as permitted in this Agreement (all which rights shall survive termination hereof).  Upon termination of any license to an item of Licensed Technology or Licensed Patent Rights, Licensee shall cease all further exercise of the licensed rights with respect to such terminated licensed item.  Termination of this Agreement or of any right or license granted hereunder shall not give rise to a right by the terminating Party to seek rescission of or to void or unwind under any theory the transactions contemplated under the Purchase Agreement.

INDEMNIFICATION.

Licensee hereby agrees to defend and indemnify Purchaser from and against all liabilities, costs, reasonable attorneys’ fees, judgments and damages incurred by it or its Affiliates as a result of any claims by third parties in tort, contract or otherwise to the extent arising out of the use of or the exploitation by Licensee or a Licensee Affiliate of the rights licensed to it under this Agreement from and after the Closing.  Notwithstanding the above, under no circumstance shall Licensee be obligated to indemnify Purchaser with respect to any claim that the Licensed Technology or any Licensed Patent Right infringes, violates or misappropriates the Intellectual Property Rights of any third party, or that arises from use of the assets acquired pursuant to the Purchase Agreement from and after the Closing.

In seeking indemnification Purchaser shall (a) promptly notify Licensee upon learning of any claim subject to indemnification hereunder, (b) give Licensee  the sole right to control and direct the preparation of a defense, (c) give Licensee the sole right to control the settlement of any such claim, provided such settlement does not entail any injunctive or other equitable relief against Purchaser that Purchaser has not reasonably consented to and does not bind Purchaser to future obligations with respect to the Licensed Technology or the Licensed Patent Rights under which Purchaser would be required to operate that Purchaser has not reasonably consented to, provided that,  if Purchaser refuses to provide its reasonable written consent to such a settlement offer, the liability of the Licensee hereunder with regard to such claim shall not exceed the amount offered in such settlement and the Purchaser shall thereafter be responsible for any liability in excess of the liability that would have arisen under such settlement, and further provided that Purchaser may appear with its own counsel at its expense, and (d) give reasonable cooperation to Licensee with respect to the claim.

Representations.  Each Party represents and warrants that it has the corporate right, power, and authority to enter into this Agreement.

Limitations of Damages and Liability. THE TOTAL LIABILITY OF EITHER PARTY (OR ANY PERMITTED ASSIGNEE OR TRANSFEREE OF ANY LICENSE GRANTED HEREUNDER) FOR MATTERS ARISING UNDER THIS AGREEMENT (OTHER THAN FOR PAYMENTS REQUIRED TO BE MADE TO A THIRD PARTY PURSUANT TO INDEMNIFICATION OBLIGATIONS CONTAINED HEREIN) OR ANY OTHER MATTER RELATING TO THIS AGREEMENT (WHATEVER THE BASIS FOR THE CAUSE OF ACTION) SHALL NOT EXCEED US$250,000.  IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR REPUTATIONAL INJURY, LOSS OF OPPORTUNITY OR LOST PROFITS, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND REGARDLESS OF WHETHER IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR WHETHER ANY REMEDY SET FORTH  HEREIN FAILS OF ITS ESSENTIAL PURPOSE. FOR THE AVOIDANCE OF DOUBT, THE LIMITATIONS SET FORTH ABOVE IN THIS SECTION DO NOT APPLY TO MATTERS ARISING UNDER OR PURSUANT TO THE PURCHASE AGREEMENT.

FORCE MAJEURE.  If either Party to this Agreement (or any permitted assignee or transferee) is prevented or delayed in the performance of any of its obligations under this Agreement  due to any cause or condition beyond its reasonable control, whether foreseeable or not, (“Force Majeure”), and if such party gives written notice thereof to the other party specifying the matters constituting Force Majeure, together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue then the Party in question shall be excused from the performance or the punctual performance as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue, provided that it shall make a reasonable effort to mitigate the impact of the Force Majeure event on this Agreement.

GENERAL.

Relationship of Parties.  The Parties hereto expressly understand and agree that the Parties are not joint venturers, partners or agents of each other.  Neither Party has the authority to bind, enter into contracts or make representations on behalf of the other Party.  Each Party is responsible for all of its the employees and third parties it may use to perform on its behalf.

Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal successors and assigns.  Either Party may assign this Agreement and its rights and obligations hereunder to a successor (whether by way of sale of stock or ownership interests, merger, consolidation, reorganization, by operation of law or otherwise), to a purchaser of all or substantially all of a business or assets to which this Agreement relates, or  to an Affiliate. Notwithstanding the above, the assignment by Licensee of the Non-Exclusive License granted in this Agreement shall require the reasonable consent of Purchaser, which shall be deemed granted if not declined within 30 days of the written request for consent from Licensee.  Assignment in cases not listed above shall require the consent of the other Party not to be unreasonably withheld or delayed or conditioned. Each party shall bind an assignee or transferee hereunder to a writing agreeing to assume the terms of this Agreement from and after the assignment or transfer. Purchaser shall make any assignment or transfer of its rights to any Licensed Technology or Licensed Patent Rights expressly subject to this Agreement, and shall bind the assignee or transferee thereto in writing.  Upon an assignment or transfer as set forth herein, the assignor or transferor shall remain liable for any breach of this Agreement occurring prior to the effective date of the assignment or transfer, and the assignee or transferee shall be solely liable for any breaches occurring from and after the effective date of the assignment or transfer.

Headings.  The headings in this Agreement are for convenience only and are not intended to have any legal effect.

Notices.  All notices, statements, and reports required or permitted by this Agreement shall be in writing and deemed to have been effectively given and received:  (i) five business days after the date of mailing if sent by registered or certified U.S. mail, postage prepaid, with return receipt requested; (ii) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of such facsimile is promptly sent by another means specified in this section; or (iii) when delivered if delivered personally or sent by express courier service to the address set forth above or to such other address as indicated by either Party pursuant to this Section.

Governing Law.  This agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Maryland, without regard to its conflicts of laws provisions.  The parties agree that this Agreement and the transactions contemplated herein are not and will never be subject to (a) the Uniform Computer Information Transactions Act as currently enacted in any jurisdiction or as may be modified or amended from time to time by any jurisdiction, nor (b) the United Nations Convention on Contracts for the International Sale of Goods.

Severability.  If any provision of this Agreement is held to be illegal, void or unenforceable under applicable law, this Agreement shall continue in force except that such provision shall be deemed to be excised therefrom with effect from the date of such decision and only to the extent only of the invalidity or unenforceability.

Waiver.  No waiver of this Agreement shall be binding on a Party unless executed in writing by both Parties.  No waiver of any part of this Agreement shall constitute a waiver of any other part, nor shall any waiver constitute a continuing waiver, unless otherwise expressly acknowledged in writing.   Moreover, a failure or delay by either Party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

Counterparts.  This Agreement may be signed in one or more counterparts, including facsimile counterparts, all of which, when taken together, shall constitute one original agreement.

Entire Agreement.  This Agreement and its Schedules set forth the entire Agreement and undertaking between the Parties as to the subject matter hereof and supersedes all prior discussions and negotiations relating to the subject matter hereof.  No variation or amendment of this Agreement shall bind either Party unless made in writing and agreed to in writing by duly authorized officers of both Parties.  Nothing in this Agreement is intended to amend or supersede any term of the Purchase Agreement and the related transaction documents.

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IN WITNESS WHEREOF this Agreement has been executed the day and year first above written, through their duly authorized representatives.

LICENSEE (Gene Logic Inc.): By: /s/ Charles L. Dimmler Name: Charles L. Dimmler, III Title: Chief Executive Officer and President	PURCHASER (Ocimum Biosolutions, Inc.): By: /s/ L.V. Subash Name: Subash Lingareddy Title: President and Chief Financal Officer